Exhibit 99.1

To: Axiall Employees

From: President and CEO Tim Mann

Dear Axiall Employees:

Today, we received a letter from Westlake Chemical Corporation regarding its intent to nominate 10 director candidates to stand for election to Axiall’s Board of Directors at the Company’s 2016 Annual Meeting of Stockholders, which has not yet been scheduled.

We believe Westlake’s nomination of a slate of Board candidates is a clear attempt to force a sale of Axiall to Westlake at a price that significantly undervalues Axiall’s assets and its long-term prospects. The press release we issued today is posted to Connect! for your reference.

As you know, our Board of Directors previously unanimously rejected Westlake’s unsolicited proposal to acquire all outstanding common shares of Axiall for a consideration of $20.00 per share in the form of $11.00 in cash and 0.1967 shares of Westlake stock.

As we move forward, we expect to issue public statements and send informative materials to our stockholders regarding the annual meeting. In addition, we will be reaching out to our major stockholders in the coming weeks. We expect Westlake will do the same. As a result, you are likely to see increased media attention focused on Axiall. It is important for us to speak with one voice, so we ask that you forward any media calls to Chip Swearngan (1-678-507-0554) and investor calls to Martin Jarosick (1-770-395-4524).

I appreciate that developments like this can be distracting and ask that everyone remain focused and keep up all the great work that contributes to Axiall’s success. It is business as usual for all of us at Axiall and today’s events have no impact on our business, our strategy or your day-to-day responsibilities.

Thank you for your continued dedication and support.

Tim

Additional Information

In connection with the 2016 Annual Meeting, Axiall will file a proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2016 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated April 17, 2015, for its 2015 annual meeting of stockholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated July 6, 2015, July 28, 2015, September 25, 2015 and November 18, 2015, as filed with the SEC on Form 8-K. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2016 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward looking statements relate to, among other things, the Company’s anticipated financial performance, prospects and the Company’s plans and objectives for future operations. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of the Company’s long-term business strategy as a stand-alone public company, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its prior unsolicited proposal or its intent to nominate director candidates for election at the 2016 Annual Meeting, potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; the Company’s ability to successfully implement its strategy to create sustainable, long-term stockholder value, the Company’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings), future prices for the Company’s products, industry capacity levels for the Company’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate the Company’s businesses or manufacture its products, the Company’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which the Company’s products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to the Company’s internal control over financial reporting, the Company’s ability to successfully integrate and execute its business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Axiall from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.